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                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-64444

                              PROSPECTUS SUPPLEMENT
         (TO PROSPECTUS DATED OCTOBER 19, 2001 AND PROSPECTUS SUPPLEMENT
                            DATED NOVEMBER 1, 2001)

                              NEOTHERAPEUTICS, INC.
                                  COMMON STOCK

               You should read this prospectus supplement, the accompanying prospectus dated October 19, 2001 and the prospectus supplement dated November 1, 2001 carefully before you invest. These documents contain information you should consider when making your investment decision. The information included in the registration statement on Form S-3 (No. 333-64444) filed with the Securities and Exchange Commission, as amended, is hereby incorporated by reference into this prospectus supplement.

               Our common stock is traded on the Nasdaq National Market under the symbol "NEOT." On November 9, 2001, the last sale price of our common stock on the Nasdaq National Market was $4.45 per share.

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                          RECENT SALES OF COMMON STOCK

               During the two week period ended November 9, 2001, Cantor Fitzgerald & Co. effected sales as underwriter under the registration statement (No. 333-64444) of 20,000 shares of our common stock at a weighted average price of $3.72 per share, for aggregate gross proceeds before underwriting commission of $74,392. In connection with these sales, we paid aggregate commission of $2,976 to Cantor Fitzgerald & Co. The sales were effected by Cantor Fitzgerald & Co. through the facilities of the Nasdaq National Market or an electronic communications network at the current market price of our common stock at the time of such sales.

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               INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE
"RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS DATED OCTOBER 19, 2001 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

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               Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

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                            [CANTOR FITZGERALD LOGO]



          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 12, 2001.